Exhibit 5.1

June 13, 2011

Board of Directors

AlphaPoint Technology, Inc.

5245 Office Park Blvd Suite 102

Bradenton, FL 34203

Re:	Registration Statement on Form S-1 of AlphaPoint Technology, Inc. SEC File No. 333-173028

Dear Directors:

You have requested our opinion as counsel for AlphaPoint Technology, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, as to the legality of a total of 4,000,000 shares (the “Shares”) of the Company’s common stock which are being registered in the Registration Statement and which consist of the following:

(1)  2,000,000 shares of common stock, par value $0.01 per share, offered by the Company in a direct primary offering; and

(2)  2,000,000 shares of common stock, par value $0.01 per share, offered by selling security holders in a secondary offering.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the Registration Statement; the Articles of Incorporation and any amendments thereto; the Bylaws and any amendments thereto; the Company’s resolutions of the Board of Directors authorizing the issuance of shares and the registration described above; and such other corporate documents and matters as we have deemed necessary to render our opinion.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.  In addition, we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the factual matters contained therein.

The opinions set forth herein are limited to matters governed by the laws of the States of Delaware and Florida, including applicable statutory provisions, applicable provisions of the Delaware constitution, and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that

(1)

the 2,000,000 shares of common stock being offered by the Company and which are being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement will be legally issued, fully paid, and non-assessable; and

(2)

the 2,000,000 shares of common stock being offered by the selling security holders and which are being registered in the Registration Statement are duly authorized, legally issued, fully paid and non-assessable.

AlphaPoint Technology, Inc.

June 13, 2011

We hereby consent to the discussion in the Registration Statement of this opinion, to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm under the caption “Interest of Named Experts and Counsel” and elsewhere in the Registration Statement.

Sincerely,

HARRISON LAW, P.A.

/s/ Diane J. Harrison

Diane J. Harrison